Contact:
Kearstin Patterson
Associate Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Reports 2007 First Quarter Results

Company Added to NASDAQ Biotechnology Index

Franklin, Tenn. – May 14, 2007 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results for the three months ended March 31, 2007. For this quarter, the Company reported a net loss of $5.7 million or $(0.34) per share, compared to a net loss of $3.8 million, or $(2.22) per share, for the same period in 2006. The Company ended the quarter in a strong financial position with $84.2 million of cash, cash equivalents and investments in marketable securities.

Additionally, NASDAQ announced on Friday May 11, 2007 that BioMimetic Therapeutics has been selected for addition to the NASDAQ Biotechnology Index, which will be effective at the market’s open on Monday, May 21, 2007. The NASDAQ Biotechnology Index was launched in 1993 and includes securities of NASDAQ-listed companies that meet certain requirements, including market value, average daily share volume, and seasoning as a public company, among other criteria. The index is ranked on a semi-annual basis in May and November and serves as the basis for the iShares NASDAQ Biotechnology Index Fund (Amex: IBB). For more information about the NASDAQ Biotechnology Index, including eligibility criteria, visit www.nasdaq.com.

The Company also announced today that Dr. Russ Pagano will be joining the Company effective May 23, 2007 in the position of vice president of regulatory and clinical affairs. Dr. Pagano received his Ph.D. from Duke University and joined the US Food and Drug Administration (‘‘FDA’’) as a scientific reviewer in the Office of Device Evaluation in 1994. He served as FDA chief of the Restorative Devices Branch, which included a portion of the organization’s orthopedic products from 1997 to 2000 and FDA chief of the Pacing, Defibrillators and Leads Branch from October 2000 to May 2001.  Since that time, he has been executive vice president and regulatory advisor at M Squared Associates, a consulting firm in Washington D.C. In that capacity, Dr. Pagano has served as a regulatory consultant to BioMimetic and numerous other companies. Dr. Pagano will take over responsibilities for regulatory affairs from Mr. Mark Citron who previously announced that he is resigning from the Company effective May 29, 2007.

‘‘We are pleased with the advancements we’ve made in our orthopedic programs during the first part of 2007,’’ said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. ‘‘We initiated patient enrollment in a U.S. pivotal study assessing the safety and efficacy of GEM OS1 in foot and ankle fusions and remain on track to file for product registration for GEM OS1 in Canada by the end of this year. Additionally, we have moved our second orthopedic product candidate, GEM OS2, into clinical studies. GEM OS2, which allows for a minimally invasive, percutaneous delivery technique, has the potential to open up entirely new markets for the Company. We also feel very privileged to be included in the NASDAQ Biotechnology Index.’’

Recent Company Highlights

During the first part of 2007, the Company made significant advancements in its product development programs and other critical business areas:

•	Reported preliminary results from the Swedish distal radius fracture pilot clinical study indicating faster bone healing at the fracture site as measured by CT scans in patients treated with GEM OS®1 Bone Graft combined with external fixation compared to patients treated with external fixation alone.

•	Received clearance from the FDA and initiated patient enrollment in a U.S. pivotal trial to compare GEM OS1 to autograft for the treatment of foot and ankle fusions.

•	Initiated a pilot clinical study in Sweden to evaluate GEM OS®2 Injectable Bone Graft for the treatment of distal radius fractures using minimally invasive administration of the product candidate into the fracture site.

•	Received orphan drug designation from the FDA for the use of the rhPDGF-BB for the treatment of Osteonecrosis of the Jaw (ONJ).

•	Selected for addition to the NASDAQ Biotechnology Index effective May 21, 2007.

•	Completed secondary public offering in February 2007, selling approximately 2.5 million primary shares of common stock with net proceeds to the Company of approximately $39.8 million.

•	Hired Dr. Russ Pagano as vice president of regulatory and clinical affairs effective May 23, 2007.

Additional Financial Results

For the three months ended March 31, 2007, the Company reported total revenues of $0.4 million, which includes approximately $25,000 of product sales of GEM 21S to its marketing partner Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi-Sankyo, Inc.), $0.2 million of sublicense fee income and $0.2 million of royalty income. This compares to total revenues of $0.4 million for the three months ended March 31, 2006.

Research and development expenses totaled $3.9 million for the three months ended March 31, 2007, compared to $2.5 million for the three months ended March 31, 2006. Research and development expenses primarily relate to activities associated with clinical trials and related employee costs, as well as continuing expenses associated with pursuing GEM 21S marketing approval in the European Union.

General and administrative expenses were $2.0 million for the three months ended March 31, 2007, compared to $1.1 million for the three months ended March 31, 2006. The increase in first quarter 2007 general and administrative expenses was primarily attributable to an increase in salaries and wages, professional services, costs of operating as a public company and facilities costs. Facilities costs are primarily comprised of rent, utilities, and common area maintenance.

2007 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its 2007 year-end cash balance to range from $64 to $68 million, or an annual net cash burn of $20 to $24 million, including $5 million in additional milestone payments that the Company expects to receive in the fourth quarter of 2007 from its GEM 21S marketing partner. Total product revenue for the year ending December 31, 2007 is projected to be approximately $5.0 million, excluding milestone and royalty payments, with a year-end net loss attributable to common shareholders of $24 to $28 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, May 14, 2007, at 4:30 p.m. EDT to discuss the 2007 first quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call can be accessed by dialing 800-638-5439 (passcode 78501559). The international dial in number is 617-614-3945. The same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates GEM OS®1 and GEM OS®2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight and approval, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$43,152,658	$47,064,589
Certificates of deposit	1,000,000	1,000,000
Investments in short-term marketable securities	35,000,000	—
Receivables – trade	173,125	1,448,321
Receivables – other	221,966	391,528
Inventory	3,477,011	3,407,256
Prepaid expenses	494,142	603,362
Total current assets	83,518,902	53,915,056
Investments in long-term marketable securities	5,000,000	—
Receivables – related party	160,000	106,831
Property and equipment, net	3,945,942	3,933,037
Capitalized patent license fees, net	6,945,948	7,429,717
Deposits	10,000	10,000
Total assets	$99,580,792	$65,394,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,150,549	$1,108,601
Accrued expenses:
Payroll, employee benefits and payroll taxes	741,821	1,044,903
Other accrued expenses	1,282,321	1,213,514
Current portion of capital lease obligations	12,630	12,443
Deferred liability	1,250,000	1,250,000
Deferred revenue	729,425	714,750
Total curent liabilities	5,166,746	5,344,211
Accrued rent – related party	304,978	254,494
Capital lease obligations	45,500	48,712
Deferred liability	1,250,000	1,250,000
Deferred revenue	13,321,663	13,496,692
Total liabilities	20,088,887	20,394,109
Stockholders’ equity:
Common stock, $0.001 par value; 37,500,000 shares authorized; 18,173,599 shares issued and outstanding as of March 31, 2007; 15,649,362 shares issued and outstanding as of December 31, 2006	18,174	15,649
Additional paid-in capital	124,944,102	84,760,940
Accumulated deficit	(45,470,371)	(39,776,057)
Total stockholders’ equity	79,491,905	45,000,532
Total liabilites and stockholders’ equity	$99,580,792	$65,394,641

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Sublicense fee income	$175,029	$175,029
Sales	24,548	139,920
Royalty income	158,615	70,706
Rental income	7,521	6,010
Total revenues	365,713	391,665
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	19,102	141,352
Research and development	3,943,522	2,478,518
General and administrative	2,047,689	1,093,035
Depreciation and capital lease amortization	244,480	182,511
Patent license fee amortization	541,109	512,039
	6,795,902	4,407,455
Loss from operations	(6,430,189)	(4,015,790)
Interest income, net	563,954	328,707
Investment income, net	171,936	—
Loss on disposal of equipment	(15)	—
Net loss	(5,694,314)	(3,687,083)
Preferred stock accretion	—	(102,707)
Net loss attributable to common
stockholders	$(5,694,314)	$(3,789,790)
Basic and diluted net loss per share
attributable to common stockholders	$(0.34)	$(2.22)
Weighted average shares used to
compute basic and diluted net loss per share
attributable to common stockholders	16,909,714	1,706,981